                                                                    Exhibit 9.27


                         Nicholas-Applegate Mutual Funds
                                600 West Broadway
                                   30th Floor
                              San Diego, CA  92101

____________, 1997

PFPC Inc.
103 Bellevue Parkway
Wilmington, Delaware  19809

Ladies and Gentlemen:

          Reference is made to the Accounting Services Agreement between us dated as of April 1, 1993 (the "Agreement").

          Pursuant to Section 2 of the Agreement, we wish to add the following Portfolio to the Agreement:

NICHOLAS-APPLEGATE INTERNATIONAL CORE GROWTH PORTFOLIO C

          Please indicate your acceptance of this addition by signing the letter below and returning a copy to us. Thank you for your assistance regarding this matter.

Sincerely,



E. Blake Moore, Jr.
Secretary

APPOINTMENT ACCEPTED:

PFPC INC.


By:
    --------------------------
Title:
       -----------------------